AVINTIV, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.avintiv.com 704-697-5100

AVINTIV Reports Second Quarter 2015 Results

For Immediate Release

Monday, August 10, 2015

Charlotte, N.C. --- AVINTIV Specialty Materials Inc. (“AVINTIV” or the “Company”) reported results of operations for the second quarter ended June 30, 2015.

AVINTIV's Chief Executive Officer, J. Joel Hackney Jr., stated, “I am very pleased with our continued strength in our core markets and the integration of our strategic acquisitions. We continued to witness strong progress with our strategic growth initiatives associated with closing the Dounor acquisition during the second quarter. We are clearly realizing strong synergies across the segments as we are executing our global growth strategy. Berry Plastics' announced acquisition of AVINTIV is truly a testament to the strength of our business, our global scale, and our track record of growth and margin enhancement. Berry shares our commitment to developing and delivering high-impact solutions for our customers."

Second Quarter 2015 Highlights:

•	Double-Digit Volume Growth Continues in Second Quarter and First Half of 2015

◦
Volumes sold for the second quarter of 2015 were 130.5 thousand metric tons ("kMT"), a 28.5 kMT increase compared with the prior year period. The primary driver of the volume increase was related to the acquisition of Providência. North America volume growth was driven by Fiberweb and higher demand in the hygiene, wipes and technical specialties markets. South America benefited from Providencia, improved hygiene markets and a manufacturing line upgrade. In Asia, volume growth was driven by higher demand in the hygiene markets. Volume reductions in Europe were driven by the consolidation of our manufacturing facilities in Germany in connection with the exit of the European roofing business during 2014.

◦
Net sales increased $17.8 million, or 4.0%, to $457.7 million in the second quarter of 2015 compared with $439.9 million in the second quarter of 2014. Providência contributed $47.6 million in incremental sales growth. Excluding acquisitions, incremental volume increased net sales by $2.4 million as improvements were realized across all regions except Europe. Continued strong demand in the hygiene, wipes and technical specialties markets enabled North America to mitigate weather impacts in the construction markets and the closure of a manufacturing facility. Improvements in the hygiene markets and a recent manufacturing line upgrade helped provide $2.5 million of incremental sales from volume growth in South America. Currency translation negatively impacted the European segment by $21.0 million in the second quarter.

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AVINTIV Reports Second Quarter 2015 Results

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Gross profit increased $18.9 million, or 21.9%, to $105.5 million in the second quarter. The primary driver of the increase related to the contributions from Providência. In addition, improved spreads as a result of favorable raw material trends in the current period provided year-over-year improvements in North America and South America. Another driver of the increase was a reduction in the overhead component of cost of goods sold which was driven by the benefits of cost reduction initiatives implemented during the prior year, including the benefits from acquisition integration initiatives, as well as manufacturing efficiencies. As a result, gross profit as a percentage of net sales for the second quarter of 2015 increased to 23.1% from 19.7% compared with the prior year period.

•	Global Transformation Initiatives Drives Record EBITDA

◦
In the second quarter of 2015, adjusted EBITDA increased 34.1%, or $18.9 million, to $74.2 million compared with the prior year. Excluding acquisitions, EBITDA increased 12.1% driven by growth in core markets, manufacturing efficiencies, global cost optimization and focus on operational excellence.

Note: This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

•	Berry Plastics to Acquire AVINTIV Inc. Creating Global Leader in Plastics Packaging and Engineered Specialty Materials

◦
On July 31, 2015, the Company entered into a definitive agreement with Berry Plastics Group, Inc. to acquire the Company from private equity funds managed by the Blackstone Group LP for approximately $2.45 billion in cash on a debt-free, cash-free basis. The proposed transaction is expected to close by the end of calendar year 2015 and is subject to customary closing conditions. Berry Plastics Group, Inc. is a leading global manufacturer and marketer of value-added plastic consumer packaging and engineered materials.

EARNINGS CONFERENCE CALL

As a result of the announced Berry Plastics' acquisition of AVINTIV, the Company will not conduct an investor conference call on August 11.

SECOND QUARTER 2015 RESULTS

As previously announced, the Company completed the acquisition of the French hygiene producer Dounor in April 2015. Dounor provided $18.0 million of incremental sales during the second quarter of 2015 and $2.9 million in gross profit.

For the second quarter of 2015, volumes increased net sales by $68 million compared with the prior year period. The primary driver of the increase related to the acquisition of Providência, which provided $47.6 million of incremental net sales during the second quarter of 2015. Excluding acquisitions, volumes increased $2.4 million as improvements were realized across all regions except Europe where the Company exited the European roofing business during 2014.

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AVINTIV Reports Second Quarter 2015 Results

For the second quarter of 2015, the impacts of net selling prices/product mix lowered net sales by $26.4 million compared with the second quarter of 2014. The decrease, which was primarily driven by passing through lower raw material costs associated with index-based selling agreements to our customers, impacted both North America and South America. In addition, lower sales prices associated with lower raw material costs were partially offset by positive contributions from product mix movements and other underlying price increases. Combined, these factors had a $20.7 million impact on net sales. Results in Asia were impacted by a higher proportion of sales in the hygiene markets compared with the healthcare markets, which have higher average selling prices. Other factors that contributed to the $4.6 million decrease included increased activity in the spot markets and a competitive pricing environment. Unfavorable product mix movements in Europe more than offset price improvement initiatives implemented across the region.

Gross profit for the second quarter of 2015 was $105.5 million, a $18.9 million increase compared with the prior year period. The primary driver of the increase related to the contributions from Providência, which represented an incremental $11.4 million for the period. The acquisition of Dounor contributed an additional $2.9 million since its acquisition date. In addition, improved spreads as a result of favorable raw material trends in the current period provided year-over-year improvements in North America and South America. Another factor that contributed to the increase in gross profit was a reduction in our overhead component of cost of goods sold. Primary drivers include the benefits of cost reduction initiatives implemented during the prior year, including the benefits from acquisition integration initiatives, as well as manufacturing efficiencies. These amounts were partially offset by the consolidation of our manufacturing facilities in Germany in connection with the exit of the European roofing business during 2014 and unfavorable product mix movements. As a result, gross profit as a percentage of net sales for the second quarter of 2015 increased to 23.1% from 19.7% compared with the prior year period.

Selling, general and administrative expenses for the second quarter of 2015 were $66.2 million, a $2.0 million increase compared with the prior year period. The increase was primarily related to the inclusion of Dounor since their acquisition date, which added an additional $2.0 million for the period. In addition, incremental costs associated with Providência totaled $1.5 million for the period. Other selling, general and administrative expenses decreased $1.5 million compared to the prior year. Factors that contributed to the decrease included lower freight costs, a result of exiting the European roofing business during 2014 and an increase in local sales in South America. In addition, we realized lower sales and marketing expenses primarily as a result of the integration of Fiberweb. These amounts were partially offset by higher employee-related expenses as well as increased sponsor-related management fees and costs related to third-party fees and expenses. Selling, general and administrative expenses as a percentage of net sales decreased slightly to 14.5% for the second quarter of 2015 from 14.6% compared with the prior year period.

Special charges were $6.6 million for the second quarter of 2015 and included $2.8 million related to professional fees and other transaction costs associated with the acquisition of Providência and Dounor as well as Fiberweb integration costs.

Operating income for the second quarter of 2015 was $32.5 million compared to operating income of $35.8 million in the first quarter of 2015 and a loss of $5.7 million in the second quarter of 2014. The overall increase in operating income was primarily driven by increased profit contribution from acquired businesses, productivity improvements and the benefits from favorable raw material trends on spreads.

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AVINTIV Reports Second Quarter 2015 Results

Interest expense for the second quarter of 2015 was $27.0 million compared with $20.9 million for the prior year period. The increase primarily relates to interest expense and the amortization of debt issuance costs associated with the Term Loans and Senior Unsecured Notes, both of which have been used to fund recent acquisitions.

Foreign currency and other, net provided $3.2 million benefit during the period. The main driver of the expense related to foreign currency gains on non-operating assets and liabilities, primarily intercompany loans, impacting South America as the U.S. dollar weakened during the quarter. We also incurred $13.0 million of debt modification and extinguishment costs during the quarter related to the incremental term loan amendment, the proceeds of which were used to purchase Dounor and repay existing indebtedness. Income tax during the quarter was an expense of $3.3 million and earnings attributable to noncontrolling interests was $1.2 million.

As a result of the above, the Company reported a net loss attributable to AVINTIV of $8.7 million for the second quarter of 2015 compared with a net loss of $40.0 million for the first quarter of 2015 and a net loss of $19.7 million for the second quarter of 2014. Adjusted EBITDA for the second quarter of 2015 was $74.2 million compared with $73.5 million for the first quarter of 2015 and $55.3 million for the second quarter of 2014. Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income attributable to AVINTIV below.

SIX MONTHS ENDED JUNE 30, 2015 RESULTS

For the six months ended June 30, 2015, volumes increased net sales by $146.5 million compared with the six months ended June 28, 2014. The primary driver of the increase related to the acquisition of Providência, which provided $121.3 million of incremental net sales during the current period. Continued strong demand in the hygiene, wipes and technical specialties markets enabled North America to mitigate weather impacts in the construction markets and the closure of a manufacturing facility. Improvements in the hygiene markets and a recent manufacturing line upgrade helped provide incremental volume growth in South America. Softer volumes impacted the healthcare and technical specialty markets in the region. Volumes in Europe were down primarily driven by lower sales into the hygiene and industrial markets. In addition, the volume reductions in Europe also reflected the consolidation of manufacturing facilities in Germany in connection with the exit of the European roofing business during 2014. In Asia, improvements were driven by higher hygiene sales volumes.

For the six months ended June 30, 2015, the impacts of net selling prices/product mix lowered net sales by $41.4 million compared with the six months ended June 28, 2014. The decrease, which was primarily driven by passing through lower raw material costs associated with index-based selling agreements, impacted North America, South America and Europe. In addition, lower sales prices associated with lower raw material costs were partially offset by positive contributions from product mix movements and other underlying price increases. Combined, these factors had a $38.7 million impact on net sales. Results in Asia were impacted by a higher proportion of sales in the hygiene markets compared with the healthcare markets, which have higher average selling prices. Other factors that contributed to the $2.7 million decrease included increased activity in the spot markets and a competitive pricing environment.

Gross profit for the six months ended June 30, 2015 was $210.9 million, a $49.9 million increase compared with the six months ended June 28, 2014. The primary driver of the increase related to the contributions from Providência, which represented an incremental $30.3 million for the period. The acquisition of Dounor provided an additional $2.9 million since its acquisition date. In addition,

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AVINTIV Reports Second Quarter 2015 Results

improved spreads as a result of favorable raw material trends during the period provided year-over-year improvements in North American and South America. Another factor that contributed to the increase in gross profit was a reduction in the overhead component of cost of goods sold. Primary drivers include the benefits of cost reduction initiatives implemented during the prior year, including the benefits from acquisition integration initiatives, as well as manufacturing efficiencies. These amounts were partially offset by the consolidation of manufacturing facilities in Germany in connection with the exit of the European roofing business during 2014 and unfavorable product mix movements. As a result, gross profit as a percentage of net sales for the six months ended June 30, 2015 increased to 23.0% from 18.7% for the six months ended June 28, 2014.

Selling, general and administrative expenses for the six months ended June 30, 2015 were $131.2 million, a $11.5 million increase compared with the six months ended June 28, 2014. The increase was primarily related to the inclusion of Providência, which added an incremental $10.3 million of costs for the period. In addition, the inclusion of Dounor since their acquisition date which added an additional $2.0 million for the period. Other selling, general and administrative expenses decreased $0.8 million compared to the prior year. Factors that contributed to the decrease included lower costs for freight, a result of exiting the European roofing business during 2014 and an increase in local sales in South America. In addition, we realized lower sales and marketing expenses primarily as a result of the integration of Fiberweb. These costs were partially offset by higher employee-related expenses as well as increased Blackstone-related management fees and costs related to third-party fees and expenses. As a result, selling, general and administrative expenses as a percentage of net sales increased to 14.3% for the six months ended June 30, 2015 from 13.9% for the six months ended June 28, 2014.

Special charges totaled $12.6 million for the six months ended June 30, 2015 and included $6.2 million related to professional fees and other transaction costs associated with the acquisition of Providência and Dounor as well as Fiberweb integration costs. In addition, we incurred $2.0 million costs related to the relocation of the manufacturing facility in China and $3.3 million of restructuring and plant realignment costs. Special charges totaled $33.0 million for the six months ended June 28, 2014, of which $22.4 million were acquisition and integration related. Restructuring and plant realignment costs were $10.0 million.

Operating income for the six months ended June 30, 2015 was $68.4 million compared with operating income of $3.5 million for the six months ended June 28, 2014. The overall increase in operating income was primarily driven by increased profit contribution from acquired businesses, productivity improvements and the benefits from favorable raw material trends on spreads.

Interest expense for the six months ended June 30, 2015 was $54.6 million compared with $38.8 million for the prior year period. The increase is driven by the higher debt balances incurred to finance acquisitions and repay a portion of the existing indebtedness. Foreign currency and other, net was an expense of $40.7 million during the period. The main driver of the expense related to foreign currency losses on non-operating assets and liabilities, primarily intercompany loans, impacting South America and Europe as the U.S. dollar strengthened during the period.

As a result of the above, the Company reported a net loss attributable to AVINTIV of $48.7 million for the six months ended June 30, 2015 compared with a net loss of $29.1 million for the six months ended June 28, 2014. Adjusted EBITDA for the six months ended June 30, 2015 was $147.7 million compared with $103.9 million for the six months ended June 28, 2014. Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income attributable to AVINTIV below.

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AVINTIV Reports Second Quarter 2015 Results

FINANCIAL METRICS

Net debt (defined as total debt less cash balances) as of June 30, 2015 was $1.4 billion compared with $1.3 billion as of December 31, 2014. Capital expenditures for the six months ended June 30, 2015 and June 28, 2014 were $29.0 million and $33.8 million, respectively. Operating working capital (defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities) was $128.7 million as of June 30, 2015, or 7.0% of annualized net sales, compared with $100.1 million as of December 31, 2014, or 5.0% of annualized net sales.

ABOUT AVINTIV SPECIALTY MATERIALS INC.

AVINTIV Specialty Materials Inc. is a leading global innovator and manufacturer of specialty materials used in infection prevention, personal care and high-performance solutions. With 23 manufacturing locations in 14 countries, an employee base of approximately 4,300 employees and the broadest range of process technologies in the industry, AVINTIV is a global supplier to leading consumer and industrial product manufacturers. AVINTIV's manufacturing facilities are strategically located near many key customers, working closely with them to provide engineered solutions to meet increasing demand for more sophisticated products.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward‑looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward‑looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; the ability to meet existing debt covenants or obtain necessary waivers; achievement of objectives for strategic acquisitions and dispositions; the ability to achieve successful or timely start-up of new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in, compliance with, and liabilities under, environmental laws and regulations, including climate change-related legislation and regulation. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by AVINTIV Specialty Materials Inc. with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:
Dennis Norman
Chief Financial Officer
(704) 697-5186

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AVINTIV Reports Second Quarter 2015 Results

dennis.norman@avintiv.com

Michael Neese
VP, Investor Relations
(704) 697-5171
michael.neese@avintiv.com

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AVINTIV Reports Second Quarter 2015 Results

AVINTIV SPECIALTY MATERIALS INC.
Consolidated Statements of Operations
(In Thousands)

Unaudited

	Three Months Ended June 30, 2015	Three Months Ended March 31, 2015	Three Months Ended June 28, 2014
Net sales	$457,694	$461,238	$439,898
Cost of goods sold	(352,170)	(355,820)	(353,312)
Gross profit	105,524	105,418	86,586
Selling, general and administrative expenses	(66,175)	(64,989)	(64,169)
Special charges, net	(6,613)	(6,022)	(24,264)
Other operating, net	(189)	1,423	(3,855)
Operating income (loss)	32,547	35,830	(5,702)
Other income (expense):
Interest expense	(27,011)	(27,633)	(20,917)
Debt modification and extinguishment costs	(13,004)	—	(10,738)
Foreign currency and other, net	3,217	(43,923)	10,003
Income (loss) before income taxes	(4,251)	(35,726)	(27,354)
Income tax (provision) benefit	(3,317)	(4,548)	5,413
Net income (loss)	(7,568)	(40,274)	(21,941)
Less: Earnings attributable to noncontrolling interest and redeemable noncontrolling interest	1,176	(316)	(2,277)
Net income (loss) attributable to AVINTIV Specialty Materials Inc.	$(8,744)	$(39,958)	$(19,664)

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AVINTIV Reports Second Quarter 2015 Results

AVINTIV SPECIALTY MATERIALS INC.
Consolidated Statements of Operations
(In Thousands)

Unaudited

	Six Months Ended June 30, 2015	Six Months Ended June 28, 2014
Net sales	$918,932	$862,482
Cost of goods sold	(707,990)	(701,431)
Gross profit	210,942	161,051
Selling, general and administrative expenses	(131,164)	(119,703)
Special charges, net	(12,635)	(32,975)
Other operating, net	1,234	(4,924)
Operating income (loss)	68,377	3,449
Other income (expense):
Interest expense	(54,644)	(38,823)
Debt modification and extinguishment costs	(13,004)	(10,738)
Foreign currency and other, net	(40,706)	14,962
Income (loss) before income taxes	(39,977)	(31,150)
Income tax (provision) benefit	(7,865)	(287)
Net income (loss)	(47,842)	(31,437)
Less: Earnings attributable to noncontrolling interest and redeemable noncontrolling interest	860	(2,293)
Net income (loss) attributable to AVINTIV Specialty Materials Inc.	$(48,702)	$(29,144)

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AVINTIV Reports Second Quarter 2015 Results

AVINTIV SPECIALTY MATERIALS INC.
Condensed Consolidated Balance Sheets
(In Thousands)

Unaudited

	June 30, 2015	December 31, 2014
ASSETS

Current assets:
Cash and cash equivalents	$187,251	$178,491
Accounts receivable, net	251,018	247,727
Inventories, net	149,582	173,701
Other current assets	93,014	105,897
Total current assets	680,865	705,816

Property, plant and equipment, net	854,887	870,230
Goodwill and intangible assets, net	401,434	399,465
Other noncurrent assets	54,258	59,662
Total assets	$1,991,444	$2,035,173

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$271,898	$321,313
Current portion of long-term debt and short-term borrowings	68,540	49,557
Other current liabilities	18,307	19,853
Total current liabilities	358,745	390,723

Long-term debt	1,486,695	1,433,283
Deferred purchase price	38,127	42,440
Other noncurrent liabilities	111,785	103,347
Total liabilities	1,995,352	1,969,793

Redeemable noncontrolling interest	82,130	89,181

Total equity (deficit)	(86,038)	(23,801)
Total liabilities and equity	$1,991,444	$2,035,173

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AVINTIV Reports Second Quarter 2015 Results

NON-GAAP FINANCIAL MEASURES

We believe that the most directly comparable GAAP measure to Adjusted EBITDA is Net income (loss) attributable to AVINTIV Specialty Materials Inc. The following tables reconcile Net income (loss) attributable to AVINTIV Specialty Materials Inc. to Adjusted EBITDA for the periods presented:

Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the Company’s financial performance that is different from measures calculated and presented in accordance with GAAP within the meaning of applicable Securities and Exchange Commission rules. A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. The calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

As defined in the Company’s indentures and credit agreements, Adjusted EBITDA is generally calculated as net income (loss) before interest expense, income and franchise taxes and depreciation and amortization, further adjusted to exclude and certain other items permitted in calculating covenant compliance under the indentures governing the Senior Secured Notes and the Senior Notes and the credit agreements governing the Term Loans and in our ABL Facility. With certain exceptions, it is also generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans. In addition, the Company considers Adjusted EBITDA an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry.

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AVINTIV Reports Second Quarter 2015 Results

AVINTIV SPECIALTY MATERIALS INC.
Selected Financial Data
(In Thousands)

Unaudited

	Three Months Ended June 30, 2015	Three Months Ended March 31, 2015	Three Months Ended June 28, 2014	Six Months Ended June 30, 2015	Six Months Ended June 28, 2014
Selected Financial Data
Depreciation and amortization	$30,184	$28,601	$25,634	$58,785	$49,214
Amortization of loan acquisition costs	1,586	1,654	1,274	3,240	2,300
Capital expenditures	18,010	11,010	19,685	29,020	33,800
U.S. manufacturing line operating lease expense	2,067	2,067	2,067	4,134	4,134
Non-cash compensation	441	462	504	903	1,065

Special charges, net
Restructuring and plant realignment costs	$2,275	$1,008	$7,084	$3,283	$9,996
Acquisition and integration costs	2,862	3,333	16,894	6,195	22,360
Other	1,476	1,681	286	3,157	619
Total	$6,613	$6,022	$24,264	$12,635	$32,975

Adjusted EBITDA	Three Months Ended June 30, 2015	Three Months Ended March 31, 2015	Three Months Ended June 28, 2014	Six Months Ended June 30, 2015	Six Months Ended June 28, 2014
The following table reconciles Adjusted EBITDA from the most comparable GAAP measure:
Net income (loss) attributable to AVINTIV Specialty Materials Inc.	$(8,744)	$(39,958)	$(19,664)	$(48,702)	$(29,144)
Noncontrolling interests	1,176	(316)	(2,277)	860	(2,293)
Interest expense	27,011	27,633	20,917	54,644	38,823
Income and franchise tax	3,625	5,237	(5,310)	8,862	572
Depreciation and amortization	30,184	28,601	25,634	58,785	49,214
Purchase accounting adjustments	—	—	3,366	—	5,903
Non-cash compensation	441	462	504	903	1,065
Special charges, net	6,613	6,022	24,264	12,635	32,975
Foreign currency and other, net	(2,618)	42,987	(5,347)	40,369	(8,380)
Debt modification and extinguishment	13,004	—	10,738	13,004	10,738
Severance and relocation expenses	771	1,051	972	1,822	2,020
Business optimization expenses	174	74	71	248	133
Management, monitoring and advisory fees	1,537	1,502	830	3,039	1,675
Other	1,018	232	627	1,250	627
Adjusted EBITDA	$74,192	$73,527	$55,325	$147,719	$103,928

Note: Prior periods have been adjusted to reflect updated purchase accounting valuations for the Fiberweb acquisition.

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AVINTIV Reports Second Quarter 2015 Results

AVINTIV SPECIALTY MATERIALS INC.
Selected Financial Data (Continued)
(In Thousands)

Unaudited

Adjusted EBITDA	Trailing Twelve Months Ended June 30, 2015

Net income (loss) attributable to AVINTIV Specialty Materials Inc.	$(134,855)
Earnings attributable to noncontrolling interest and redeemable noncontrolling interest	(790)
Interest expense	111,974
Income and franchise tax	7,992
Depreciation and amortization	122,128
Purchase accounting adjustments	1,676
Non-cash compensation	1,771
Special charges, net	38,845
Foreign currency and other, net	81,280
Loss on debt modification	17,991
Severance and relocation expenses	3,344
Business optimization expenses	1,379
Management, monitoring and advisory fees	6,910
Other	2,916
Adjusted EBITDA before contributions from acquisitions and contributions from estimated synergies	262,561
Contributions from acquisitions	12,922
Contributions from estimated synergies	17,068
Adjusted EBITDA (Term Loans)	$292,551

Notes:
Prior periods have been adjusted to reflect updated purchase accounting valuations for the Fiberweb acquisition.
Pro forma Adjusted EBITDA contribution from Providência for pre-acquisition periods have been updated to reflect refined estimates of the impacts of the application of AVINTIV Specialty Materials Inc. accounting policies.

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